EXHIBIT 10.1
DARLING INTERNATIONAL INC. COMPENSATION COMMITTEE

2011 AMENDED AND RESTATED EXECUTIVE COMPENSATION PROGRAM POLICY STATEMENT

(Revised February 3, 2011)

This policy is a statement of the plan for implementation of the 2011 Amended and Restated Executive Compensation Program (the “Program”) effective February 3, 2011 for certain executives of Darling International Inc. (the “Company”), pursuant to the Company’s 2004 Omnibus Incentive Plan (the “Omnibus Plan”) approved by its stockholders in May 2005.  The performance measures set forth in the Omnibus Plan were reapproved by the Company’s stockholders on May 11, 2010.  This Program supersedes for future periods the prior executive compensation plans, which were adopted under the Omnibus Plan on June 16, 2005, January 15, 2009 and January 8, 2010, respectively (the “Prior Programs”); however, the Prior Programs will remain in effect in respect of awards heretofore granted under the Prior Programs.  Awards granted to employees under the Program are intended to be “qualified performance based compensation” under Article 12 of the Omnibus Plan.

Program Objectives

•	Reward Company executives for the achievement of specific annual, long-term and strategic goals of the Company throughout business cycles;

•	Align the short and long-term interests of Company executives with the interests of stockholders;

•	Attract and retain superior executives;

•	Provide compensation to Company executives that is competitive with the compensation paid to similarly situated executives; and

•	Create retention incentives for Company executives and provide an opportunity for increased equity ownership by Company executives.

Eligibility and Participation

Participants of the Program (each, a “Program Participant” and collectively, the “Program Participants”) include the Company’s chief executive officer (the “CEO”), the Executive Vice President, Finance and Administration (the “CFO”), the Company’s Executive Vice Presidents (the “EVPs”), and such other executive officers as the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) or the CEO may determine from time to time.

Structure and Implementation

The elements of compensation for each Program Participant are base salary, annual incentive bonus and long-term incentive equity awards.

Base Salary: The base salary element is intended to compensate the Program Participants for services rendered during each fiscal year.  Base salary ranges will be determined for a Program Participant based on his/her position and responsibility and should generally be set at or near the 50th percentile of base salary paid to similarly situated executives of Peer Companies (as defined below); provided, that the Compensation Committee shall have authority to deviate from such percentile target as it deems necessary or appropriate to achieve the Program objectives.  “Peer Companies”, which are selected annually by an outside global human resources consulting firm or other independent third party resources (a “Consulting Firm”), means general industrial companies that have similar total revenue, gross profit, EBITDA margin (earnings before interest, taxes, depreciation and amortization divided by revenue), net income and market capitalization and/or compete with the Company for management talent.  Although there typically may be overlap among the Peer Companies used in respect of the base salary element, the annual incentive bonus element and the long term incentive element, the actual companies in the applicable Peer Companies may differ based on guidance from a Consulting Firm.  Salary information of Peer Companies will be determined by using market data supplied by a Consulting Firm.

Annual Incentives:  The annual incentive bonus element for each Program Participant will be the possibility of a cash bonus that will be awarded upon the Program Participant’s achievement of both of two separate components:  the Company’s realization of certain financial measures, which will account for 75% of the annual incentive bonus, and the achievement of specific strategic, operational and personal goals (“SOPs”) designed for each Plan Participant based on his/her title and roles and responsibilities with the Company.  The SOPs will account for 25% of the annual incentive bonus.

The financial measures component will be based on the Company’s yearly return on gross investment (“ROGI”), which is defined as earnings before interest, taxes, depreciation and amortization divided by the sum of total assets plus accumulated depreciation minus other liabilities (other than those incurred to financing institutions, indebtedness issued to institutional investors and indebtedness registered under the Securities Act of 1934, as amended), including, but not limited to, accounts payable, accrued expenses, pension liabilities, other non-current liabilities and deferred income taxes.  The Company’s yearly ROGI will be calculated as of the end of each fiscal year based on the Company’s financial statements prepared for and presented in the Company’s Annual Report on Form 10-K; however, from time to time, the calculation of ROGI will be adjusted in the discretion of the Compensation Committee for excess cash on hand or in extraordinary circumstances.  A Program Participant will receive 100% of his/her target payout with respect to the financial measures component of the annual award if the Company attains an annual ROGI for the fiscal year equal to the 50th percentile of the Peer Companies ROGI as calculated by a Consulting Firm.  The Compensation Committee will also set a threshold and maximum ROGI for each Program Participant between which Program Participants will receive a percentage of target payout between 25% (for achievement of the 25th percentile of the Peer Companies ROGI (the “ROGI Threshold”)) and 300% (for achievement of the 80th percentile of the Peer Companies ROGI) depending on the actual ROGI achieved.

The SOPs component of the annual incentive bonus will be based on both the Company’s achievement of the ROGI Threshold and a Program Participant’s achievement of individual SOPs.  A Program Participant may receive between 0% and 300% of his/her target payout with respect to the SOPs component depending on such participant’s performance for the fiscal year.  Prior to each fiscal year, the CEO will set individual, objective SOPs for each Program Participant (other than himself), which objectives will be approved by the Compensation

Committee.  With respect to the CEO, the Compensation Committee will set and approve the CEO’s SOPs for each fiscal year.  Following the end of each fiscal year, each Program Participant’s performance will be evaluated against his/her SOPs by the CEO (except with respect to his/her own performance), and the Compensation Committee will determine the percentage of target payout to be awarded to such Program Participant based on the calculation by the CEO of such Program Participant’s achievement of his/her SOPs, which determination will be validated by the Compensation Committee.  In the case of the CEO, the Compensation Committee will evaluate the CEO’s performance against his/her SOPs and determine the payout for the SOPs component of the annual incentive bonus based on his/her achievement of the SOPs.  Each Program Participant must achieve a minimum of 75% of his/her SOPs to receive any payout for the SOPs component of the annual incentive bonus.

Long Term Incentives:  The long term incentive element of compensation will be awarded to Program Participants in the form of a yearly equity grant, which will be composed of 80% restricted stock and 20% stock options (together, the “Grant”); however, the Company will only award such yearly equity grants if the Company meets certain financial objective(s) for the relevant prior fiscal year as determined by the Compensation Committee from time to time.  The target dollar value of the Grant (the “Target Grant Dollar Value”) for the CEO will equal 125% of the CEO’s base salary and, for all other Plan Participants, will range from 20% to 75% of the Program Participant’s base salary.  The Target Grant Dollar Value for each Program Participant, including the CEO, will be set by the Compensation Committee.  The actual amount of the award will be based on the Company’s actual trailing five-year ROGI average and may range from between 50% and 200% of the Target Grant Dollar Value.  If the Company’s trailing five-year ROGI average is less than or equal to the 25th percentile of the Peer Companies ROGI, a Program Participant will be eligible to receive Grants equivalent to 50% of his/her Target Grant Dollar Value; if the Company’s trailing five-year ROGI average is between the 25th and 50th percentile of Peer Companies ROGI, a Program Participant will be eligible to receive Grants equivalent to between 50% and 100% of his/her Target Grant Dollar Value; if the Company’s trailing five-year ROGI average is between the 50th and 75th percentile of Peer Companies ROGI, a Program Participant will be eligible to receive Grants equivalent to between 100% and 200% of his/her Target Grant Dollar Value; and if the Company’s trailing five-year ROGI average is over the 75th percentile of Peer Companies ROGI, a Program Participant will be eligible to receive Grants equivalent to a maximum amount of 200% of his/her Target Grant Dollar Value.

All financial and other objectives for individual Grants that are intended to be treated as "qualified performance-based compensation" under Article 12 of the Omnibus Plan and Section 162(m) of the Code (as defined in the Omnibus Plan) will be determined prior to the end of the first quarter of the fiscal year during which such performance will be determined.

Restricted stock granted under the Program will account for 80% of the total Grant.  Within the first fiscal quarter of each fiscal year, the Compensation Committee will determine both (i) the Target Grant Dollar Value for the target number of shares of restricted stock that each such Program Participant will be eligible to receive for such current fiscal year if the requisite ROGI performance is achieved and (ii) the number of shares of restricted stock that the participant is potentially eligible to receive.  Based on the benchmarking methodology utilized by the Company’s current Consulting Firm, the target number of shares of restricted stock that each Program Participant is eligible to receive is calculated by dividing the Target Grant Dollar

Value for restricted stock determined for each Program Participant by a Discounted Per Share Price.  The “Discounted Per Share Price” is derived by discounting the closing market price of the Company’s common stock as of the last trading day of the immediately preceding fiscal year to account for forfeiture of the restricted stock based on, among other things, the probability of the failure of the restricted stock to be granted and the failure of the Company to meet the required performance measures.  Restricted stock Grants will have no exercise price and will vest over a period of three years, with 25% vesting immediately upon issuance and 25% vesting on each of the next three anniversaries of the grant date.  Restricted stock will be granted on the fourth business day after the Company releases its annual financial results.

Stock options granted under the Program will account for 20% of the total Grant. Stock options will be granted on the fourth business day after the Company releases its annual financial results.  Within the first fiscal quarter of each fiscal year, the Compensation Committee will determine both (i) the Target Grant Dollar Value for the target number of stock options that each such Program Participant will be eligible to receive for such current fiscal year if the requisite ROGI performance is achieved and (ii) the number of stock options that the participant is potentially eligible to receive.  In calculating the target number of stock options that each Program Participant is eligible to receive, the Compensation Committee will divide the Target Grant Dollar Value for stock options determined for each Program Participant by the value of a stock option based on the value of a single share as of the last trading day of the immediately preceding fiscal year, applying the Black-Scholes valuation methodology to determine such share value.  The exercise price of all stock options granted under the LTIP will be the Fair Market Value of the Company’s common stock on the third business day after the Company releases its annual financial results for the relevant year.  Stock options will vest over a period of three years with 25% vesting immediately upon issuance and 25% on each of the next three anniversaries of the grant date.

The Compensation Committee has the discretion to award or withhold Grants or to provide additional grants outside the Program if it determines that it is in the best interests of the Company to do so.

Additional Award

The Compensation Committee will periodically evaluate the advisability of grants of long-term incentives to the executives and employees of the Company.  The Compensation Committee will make such awards as it determines are appropriate, advisable and in the best interests of the Company.

Fair Market Value

For purposes of this Program, the term “Fair Market Value” has the meaning ascribed to it in the Omnibus Plan.

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